Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Vistra Energy Corp.’s Amendment No. 1 to the Registration Statement on Form S-4, of our report dated May 30, 2017, relating to the combined financial statements of the Thermal Assets as of and for the year ended December 31, 2016 (which report expresses an unqualified opinion and includes emphasis-of-matter paragraphs related to certain expense allocations and to the sale of the Thermal Assets), appearing as Exhibit 99.1 in the Current Report on Form 8-K of Dynegy Inc., dated June 28, 2017, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

January 23, 2018